SUPPLEMENT DATED 7 SEPTEMBER 2017 TO THE OFFERING CIRCULAR

This supplement to the Offering Circular dated 24 August 2017 (the “Offering Circular”) in respect of the merger of Lemminkäinen Corporation (“Lemminkäinen”) into YIT Corporation (“YIT”) may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information, see Section “Information in the Offering Circular” in the Offering Circular.

YIT supplements the Offering Circular with the following information. This information should be read in conjunction with the Offering Circular. Terms defined elsewhere in the Offering Circular have the same meaning when used in this supplement to the Offering Circular.

The Supreme Court granted partial leave to appeal to Lemminkäinen and the city of Vantaa

Lemminkäinen has on 6 September 2017 published a stock exchange release on damages related to asphalt cartel. The Supreme Court granted partial leave to appeal to Lemminkäinen and the city of Vantaa. Due to the partial leave to appeal the following sections in the Offering Circular are supplemented: “Risk factors – Risks relating to the Combined Company, its industry and operating environment – The Combined Company has been exposed to the risk of damages related to the legal proceedings in asphalt cartel and quality concerns of ready-mixed concrete”, “Information on Lemminkäinen – Business of Lemminkäinen – Legal proceedings – Legal proceedings regarding damages related to the asphalt cartel” and “Information on Lemminkäinen – Operating and financial review and prospects of Lemminkäinen – Contractual obligations and contingent liabilities – Contingent assets and liabilities – Damages related to the asphalt cartel”.

The sentence “Concerning Lemminkäinen, there are still 13 pending requests for leave to appeal submitted by Lemminkäinen as well as 19 requests for leave to appeal submitted by municipalities in the Supreme Court concerning the Helsinki Court of Appeal’s decisions on October 20, 2016 regarding damages related to the asphalt cartel” under the headings mentioned above on the pages 58, 192 and 215 of the Offering Circular will be replaced with the following text:

“The Supreme Court has announced on 6 September 2017, that it has granted leave to appeal to Lemminkäinen and the city of Vantaa regarding the legal proceedings concerning the damages related to the asphalt cartel. Concerning Lemminkäinen, there were 13 pending requests for leave to appeal submitted by Lemminkäinen as well as 19 requests for leave to appeal submitted by municipalities in the Supreme Court concerning the Helsinki Court of Appeal’s decisions on 20 October 2016 regarding damages related to the asphalt cartel.

Lemminkäinen was granted leave to appeal in the cases concerning the cities of Mikkeli and Rovaniemi. The leave to appeal concerns the question whether the liability for compensation of Lemminkäinen has decreased due to the fact that the other parties’ liability was time barred. The cities of Mikkeli and Rovaniemi were not granted leave to appeal. The other applications for leave to appeal by Lemminkäinen will await the decisions to be rendered in the cases where leave to appeal was granted.

The leave to appeal granted to the city of Vantaa concerns the question whether Skanska Asfaltti Oy, NCC Industry Oy and Asfaltmix Oy were liable for damages caused by the cartel to the city based on the fact that the companies had acquired businesses from companies involved in the cartel. The question whether leave to appeal will be granted to Lemminkäinen and to the city of Vantaa, concerning other than the above mentioned issues, will be resolved in connection with the appeal.

According to the Supreme Court’s decisions of today, the applications for leave to appeal of 14 other cities or municipalities concerning Lemminkäinen were dismissed entirely. The application for leave to appeal by the city of Espoo will await the decisions to be rendered in the cases where leave to appeal was granted.”

Notice to shareholders in the United States

The Merger Consideration Shares have not been registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.